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                                                                     EXHIBIT 5.1
                                    JONES DAY
                               3500 SUNTRUST PLAZA
                           303 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30308

                                  March 5, 2004
Cumulus Media Inc.
3535 Piedmont Road
Building 14, Fourteenth Floor
Atlanta, Georgia 30305

Re: Registration on Form S-4 of 17,905,174 shares of Class A Common Stock, par value $.01 per share, of Cumulus Media Inc.

Gentlemen:

         We are acting as counsel for Cumulus Media Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of 17,905,174 shares of Class A Common Stock, par value $.01 per share, of the Company (the "Shares"), which may be issued and sold from time to time by the Company in connection with its acquisition of other businesses, properties or securities in business combination transactions in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended (the "Act"), in each case as contemplated by the Company's registration statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission on the date hereof.

         In rendering this opinion, we have examined such documents and records, including an examination of originals, or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Shares, when (a) issued in accordance with the Registration Statement and resolutions of the Company's Board of Directors (or a duly authorized committee thereof) authorizing the issuance of the Shares and (b) delivered to the purchaser or purchasers thereof upon receipt by the Company of such lawful consideration therefor, in each instance having a value not less than the par value thereof as the Company's Board of Directors (or a duly authorized committee thereof or a duly authorized officer of the Company) may determine, assuming that sufficient authorized shares of the Company's Class A Common Stock, par value $.01 per share, are then authorized and available for issuance, will be validly issued, fully paid and nonassessable.

         In rendering this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective, (ii) the resolutions of the Company's Board of Directors authorizing the Company to register, offer, sell and issue the Shares are, and remain, in effect and unchanged at all times at which any Shares are offered or sold by the Company, and (iii) all Shares will be issued in compliance with applicable Federal and state securities laws.

         Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the Shares under the Act and to the reference to us under the caption "Validity of Securities" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                 Very truly yours,

                                  /s/ JONES DAY